UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 27, 2007
DNAPrint Genomics, Inc.
(Exact name of registrant as specified in its charter)
UT	000-31905	59-2780520
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
1621 West University Parkway - Sarasota, FL 34243
(Address of principal executive offices & zip code)

Registrant's telephone number, including area code:  (941) 366-3400

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

          See Item 2.01 below.

Item 2.01 Completion of Acquisition or Disposition of Assets.

          On February 27, 2007, the Registrant entered into a contract to dispose of, and completed the disposition of, 373,324 shares of Biofrontera AG.
The contract, with Matchmakers Consulting AG, a Swiss corporation, provides for the payment to the Registrant of an aggregate of €4,443,240 (approximately $5.9 million).
The DZ Bank AG Deutsche Zentral-Genossenschaftsbank has released the Registrant from the lock-up agreement regarding the shares after the Swiss corporation entered into a similar lock-up agreement. An installment of €500,000 (approximately $659,000) was paid simultaneously with the execution of the agreement.
The remainder of the purchase price will be paid in seven monthly installments of €500,000 (approximately $659,000) each in the months of March through September, 2007, with a final installment of €443,240 (approximately $584,000) due on October 31, 2007.

          In addition, by October 31, 2007, the Registrant has the right to irrevocably announce a repurchase of any or all of the shares sold in this transaction at a purchase price of €16.13 per share.
If exercised in full, this repurchase right would require payment of an aggregate repurchase price of €6,005,586
(approximately $7.9 million)
. The repurchase would then be executed between October 31, 2007 and March 31, 2008.

Exhibits
None

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2007	By:	/s/ Richard Gabriel
Richard Gabriel President